News Release

Contacts:	Blackboard Inc.	Providence Equity Partners
	Michael J. Stanton 202-463-4860, Ext. 2305	Andrew Cole/Jonathan Doorley Sard Verbinnen & Co 212-687-8080

Providence Equity Partners Completes Acquisition of Blackboard Inc.

•	Blackboard stockholders to receive $45.00 per share in cash

•	Transaction valued at approximately $1.64 billion in enterprise value

•	Blackboard to become a privately held company

Washington, DC – October 4, 2011 – Blackboard Inc. (NASDAQ: BBBB) today announced the completion of its acquisition by an investor group led by affiliates of Providence Equity Partners in an all-cash transaction valued at approximately $1.64 billion in enterprise value, plus the assumption of approximately $136 million in debt.

As previously announced, the transaction was approved by Blackboard stockholders at a special meeting of stockholders held September 16, 2011. Pursuant to the terms of the acquisition agreement, Blackboard stockholders will receive $45.00 in cash for each share of Blackboard common stock. The transaction represents a 21 percent premium over the closing price of $37.16 per share on April 18, 2011, the day before Blackboard publicly announced that it was evaluating strategic alternatives.

Michael Chasen, president and chief executive officer of Blackboard, stated, “With similar values and a common vision, we are excited to work with an experienced partner like Providence. We look forward to strengthening our position in the education marketplace and serving our customers and the broader education community with continued quality, excellence and innovation.”

Peter Wilde, a Managing Director at Providence, said, “Blackboard is now an extremely valuable asset in our portfolio of education investments. We are also combining our portfolio company, Edline, with Blackboard which will significantly increase its presence in the K-12 sector. Leveraging our experience in the education sector along with the strength of the Blackboard management team, we believe Blackboard will continue to drive and benefit from the increasing penetration of digital technologies and content in schools around the world.”

Blackboard will remain headquartered in Washington, DC and continue to be led by its existing senior management team. Steve Alesio, former Chairman & CEO of Dun & Bradstreet and a Senior Advisor of Providence Equity Partners, will become Chairman of the Board. As a result of the consummation of the acquisition, Blackboard will be delisted from the NASDAQ Global Select Market.

Holders of certificated shares and uncertificated shares (i.e., holders whose shares are held in book entry form) of Blackboard common stock will receive a letter of transmittal and instructions on how to surrender their shares of Blackboard common stock in exchange for the merger consideration and should wait to receive the letter of transmittal and instructions before surrendering their shares.

Barclays Capital acted as financial advisor to Blackboard’s Board of Directors and provided a fairness opinion in connection with the transaction. Dewey & LeBoeuf LLP acted as legal advisor to Blackboard’s Board of Directors in connection with the transaction. Weil, Gotshal & Manges LLP served as legal counsel to Providence in connection with the transaction. BofA Merrill Lynch, Deutsche Bank Securities and Morgan Stanley & Co. LLC or an affiliate thereof served as financial advisors and provided debt financing to Providence in connection with the transaction. Davis Polk & Wardwell LLP acted as legal advisor to the banks.

About Blackboard Inc.

Blackboard Inc. is a global leader in enterprise technology and innovative solutions that improve the experience of millions of students and learners around the world every day. Blackboard’s solutions allow thousands of higher education, K-12, professional, corporate, and government organizations to extend teaching and learning online, facilitate campus commerce and security, and communicate more effectively with their communities. Founded in 1997, Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Asia and Australia.

About Providence Equity Partners

Providence Equity Partners is the leading global private equity firm specializing in equity investments in media, entertainment, communications and information services companies around the world. The principals of Providence manage funds with over $23 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1989. Significant existing and prior investments include Altegrity, Archipelago Learning, Bresnan Broadband Holdings, Casema, Com Hem, Digiturk, Education Management Corporation, eircom, Hulu, ikaSystems Corporation, Idea Cellular, Kabel Deutschland, NexTag, PanAmSat, ProSiebenSat.1, Recoletos, TDC, Univision, VoiceStream Wireless, Warner Music Group, and Yankees Entertainment and Sports Network. Providence is headquartered in Providence, RI (USA) and has offices in New York, London, Los Angeles, Hong Kong and New Delhi. Visit www.provequity.com for more information.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, and other risks described in Blackboard’s filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed in the “Risk Factors” section of our Form 10-K filed on February 18, 2011 and Form 10-Q filed on August 4, 2011 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of October 4, 2011. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law.

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